Exhibit 99.1

Press Release

Company Contact:

John Batty

Senior Vice President & CFO

Credence Systems Corporation

Phone: 408-635-4352

FAX: 408-635-4986

E-mail: john_batty@credence.com

Credence Reports Results for Fourth Quarter

and Fiscal Year 2006

MILPITAS, Calif., December 7, 2006 — Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design-to-production for the worldwide semiconductor industry, today reported financial results for the fourth quarter and fiscal year ended October 31, 2006.

Net sales for the fourth quarter were $121.9 million, up 11 percent from the preceding quarter net sales of $109.6 million and up slightly from the fourth quarter of fiscal year 2005 revenue of $121.6 million. Orders for the fourth quarter of fiscal 2006 were $120.7 million, corresponding to a book to bill ratio of 0.99. Net loss for the quarter was $1.9 million or $0.02 net loss per share, versus a net loss of $461.4 million or $4.61 net loss per share in the preceding quarter. The net loss in the fourth quarter of fiscal 2006 included restructuring charges of $7.8 million resulting primarily from previously announced headcount reduction actions taken during the quarter partially offset by a $2.6 million gain associated with the repurchase of $35.0 million of convertible notes. Net loss from a year-ago fourth quarter was $22.5 million or $0.23 net loss per share.

For fiscal 2006, net sales were $474.4 million, an increase of 11 percent from net sales of $429.3 million in the fiscal year ended October 31, 2005. The net loss for fiscal 2006 was $481.6 million or $4.82 net loss per share, compared to a net loss of $119.9 million, or $1.28 net loss per share in fiscal 2005. The net loss for fiscal 2006 included a $423.9 million write-down of goodwill on the Company’s books taken during the third fiscal quarter, and restructuring and inventory charges of $47.1 million.

“We made significant improvements across the company in our fourth fiscal quarter,” said Dave Ranhoff, president and chief executive officer of Credence Systems Corporation. “We

Credence Systems Reports Results for Fourth Quarter of Fiscal Year 2006

improved our top line revenue and bookings performance, and are particularly pleased with the gains enjoyed by our Sapphire S and ASL3000RF product lines. We continued our efforts to reduce operating costs and drive better efficiencies throughout the organization, consistent with our announced plans to fundamentally modify our business model. As we now enter our first fiscal quarter of 2007, we are better positioned to consistently deliver profitable financial growth.”

First Quarter Fiscal 2007 Outlook

Net sales in the first quarter of fiscal 2007 are expected to be approximately $118.0 million to $122.0 million, with earnings per share on a GAAP basis in the range of $0.00 to $0.02.

Conference Call/Webcast

Credence will hold a conference call to discuss these results today, December 7, 2006, at 5:00 pm ET. The call will be simulcast via the Credence web site at www.credence.com under "Investor Relations – Financial Information- Webcasts". A replay of the call will be available via phone and web site through January 6, 2007. The replay number in the U.S. and Canada is (888) 286-8010. The replay number outside the U.S. and Canada is (617) 801-6888. The passcode is 87247437. A replay will also be available on the Credence web site www.credence.com under the Investor Relations section.

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is a leading provider of debug, characterization and ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Credence Systems Reports Results for Fourth Quarter of Fiscal Year 2006

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company being positioned to consistently deliver profitable growth, expected net sales and earnings per share for the first quarter of fiscal 2007. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, the volatility of the trading price of our stock, the introduction of new product features including new instruments, the completion, delivery and acceptance by customers of such new product features, the need to focus on different aspects of our business to improve stockholder value, unanticipated challenges in assessing business conditions and the overall market, unanticipated difficulties in implementing improvements to our business model, cyclicality and downturns in the semiconductor industry, rapid technological change in the automatic test equipment market, the timing of new technology, product introductions, customer requirements relating to the customization of products, the risk of a loss or reduction of orders from one or more customers among which our business is concentrated, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, our ability to complete the development and commercialization of our new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, intellectual property issues, the risk of early obsolescence, our ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures) and our need to achieve and maintain effective internal controls over financial reporting. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we are only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

###

Credence is a registered trademark, and Credence Systems is a trademark, of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

Credence Systems Reports Results for Fourth Quarter of Fiscal Year 2006

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended October 31,		Prior Quarter Ended July 31, 2006	Year Ended October 31,
	2006	2005		2006	2005
Net sales	$121,897	$121,568	$109,592	$474,424	$429,320

Cost of goods sold (1)	66,812	73,294	85,778	297,146	279,044

Gross margin	55,085	48,274	23,814	177,278	150,276

Operating expenses:

Research and development(2)	20,525	23,633	22,576	91,372	92,538

Selling, general & administrative(3)	26,082	32,306	28,988	110,504	126,823

Amortization of purchased intangible assets and deferred compensation	4,528	4,771	4,338	17,237	23,470

Reduction of goodwill	—	—	423,875	423,875	—
Restructuring charges	7,836	6,160	1,792	11,002	17,605

Total operating expenses	58,971	66,870	481,569	653,990	260,436

Operating loss	(3,886)	(18,596)	(457,755)	(476,712)	(110,160)

Interest and other income (expense), net (4)	2,984	(1,097)	(1,501)	1,011	1,617

Loss before income tax provision	(902)	(19,693)	(459,256)	(475,701)	(108,543)

Income tax provision	1,040	2,787	2,110	5,884	11,389

Net loss	$(1,942)	$(22,480)	$(461,366)	$(481,585)	$(119,932)

Net loss per share
Basic	$(0.02)	$(0.23)	$(4.61)	$(4.82)	$(1.28)

Diluted	$(0.02)	$(0.23)	$(4.61)	$(4.82)	$(1.28)

Number of shares used in computing per share amounts
Basic	100,527	99,364	100,017	99,981	93,864

Diluted	100,527	99,364	100,017	99,981	93,864

(1)	Includes stock-based compensation under FAS 123R (adopted on November 1, 2005) of $0.1 million, $0.2 million and $0.7 million for the three months ended October 31, 2006 and July 31, 2006 and fiscal year ended

Credence Systems Reports Results for Fourth Quarter of Fiscal Year 2006

October 31, 2006, respectively. Also, includes amortization expenses resulting from the write-up to fair value of the inventory, spares and fixed assets acquired as part of our acquisition of NPTest of $0.1 million, $2.8 million and $0.4 million for the three months ended October 31, 2006 and 2005 and July 31, 2006, respectively; and $1.8 million and $7.5 million for the fiscal year ended October 31, 2006 and 2005, respectively. In the three months ended and year ended October 31, 2005, cost of goods sold includes $2.6 and $4.4 million of service materials charges, relocation, travel, merger related retention bonuses and accelerated depreciation of assets. In addition, includes inventory charges and liabilities related to excess and obsolete inventory of under-performing product lines and decisions to stop significant future investments in these areas of $24.3 million, $36.1 million and $29.1 million for the three months ended July 31, 2006 and fiscal years ended October 31, 2006 and 2005, respectively.
(2)	Includes stock-based compensation under FAS 123R of $0.4 million, $0.6 million and $1.9 million for the three months ended October 31, 2006 and July 31, 2006 and fiscal year ended October 31, 2006, respectively.
(3)	Includes stock-based compensation under FAS 123R of $0.7 million, $0.8 million and $3.0 million for the three months ended October 31, 2006 and July 31, 2006 and fiscal year ended October 31, 2006, respectively. In addition, it includes amortization of the fixed assets write-up to fair value, resulting from NPTest acquisition of approximately $0.1 million for the three months ended October 31, 2005; and approximately $0.2 million and $1.0 million for the year ended October 31, 2006 and 2005, respectively. In addition, the three months and fiscal year ended October 31, 2005 includes $0.3 million and $10.1 million, respectively of integration expenses related to NPTest.
(4)	Includes impairment of an equity investment of $0.9 million and a gain of $2.8 million associated with the repurchase of $35.0 million of convertible notes for the year ended October 31, 2006. Includes fair value adjustment to an acquired liability of $1.3 million for the year ended October 31, 2005.

Credence Systems Reports Results for Fourth Quarter of Fiscal Year 2006

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31, 2006	Prior Quarter July 31, 2006	October 31, 2005 (1)

	(unaudited)	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$95,635	$113,606	$142,180

Short-term investments	7,177	15,681	7,816

Accounts receivable, net	114,796	106,680	114,042

Inventories	55,200	56,966	79,054

Other current assets	24,661	23,384	27,979

Total current assets	297,469	316,317	371,071

Property and equipment, net	87,175	90,048	96,691

Other assets	132,950	141,151	578,543

Total assets	$517,594	$547,516	$1,046,305

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$32,477	$28,707	$45,846

Accrued liabilities	105,089	104,422	108,027

Bank loans	—	—	5,000

Deferred profits	6,143	3,977	5,112

Total current liabilities	143,709	137,106	163,985

Other liabilities	151,686	188,244	190,818

Long-term deferred income taxes	9,473	9,473	9,473

Stockholders’ equity	212,726	212,693	682,029

Total liabilities and stockholder’s equity	$517,594	$547,516	$1,046,305

(1)	Derived from the audited financial statements for the year ended October 31, 2005.